UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 10, 2016

Lionbridge Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-26933	04-3398462
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1050 Winter Street, Suite 2300, Waltham, Massachusetts		02451
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	781-434-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Steven Fisher, a Class I director of the Company and Chairman of the Audit Committee, has announced his decision to resign from the Board of Directors of Lionbridge, and from its Audit Committee, due to his duties as Chief Executive Officer of Novelis, effective July 18, 2016. The Board has elected Susan Kantor as a Class I Director and member of the Audit Committee, replacing Mr. Fisher, with effect on July 18, 2016 upon the effective date of Mr. Fisher’s resignation and following Ms. Kantor’s retirement from her position as a National Advisory Partner at PricewaterhouseCoopers LLP on June 30, 2016, a position she has held since 2011. Ms. Kantor will assume her responsibilities as a director concurrent with her election on July 18, 2016. Ms. Kantor was previously the Chief Financial and Administrator Officer and a Director of PRTM Management Consultants, Inc. from 1998 to 2011. Ms. Kantor has extensive experience leading, growing and advising global enterprises, as well as corporate governance, strategic, financial and operational expertise. In particular, she brings to Lionbridge strong experience in global financial and tax matters, including transfer pricing, international cash management and regulatory compliance. Ms. Kantor qualifies as a "financial expert" and will serve on the Board’s Audit Committee. Edward A. Blechschmidt, a director of the Company and currently a member of the Audit Committee, will serve as Chairman of the Audit Committee effective July 18, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lionbridge Technologies, Inc.

March 11, 2016	By:	Margaret A. Shukur

Name: Margaret A. Shukur
Title: Senior Vice President and General Counsel